EX-10.15

CURTISS-WRIGHT CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

Originally Effective November 18, 1997

Amended and Restated Effective

with respect to

Compensation Earned after December 31, 2006

(As Amended Through November 18, 2006)

FOREWORD

This Curtiss-Wright Corporation Executive Deferred Compensation Plan (herein, "the Plan") was authorized by the Board of Directors of Curtiss-Wright Corporation (herein, "the Company") to be effective as of November 18, 1997 and was thereafter amended.

The purpose of the Plan is to provide to certain employees of the Company the opportunity to defer a portion of their salary, annual bonus, or payments under the Company's long term incentive program, in accordance with the terms of the Plan as herein set forth.

The Plan is not intended to be qualified under Sec. 401(a) of the Internal Revenue Code (“the Code”) and is intended to constitute an unfunded deferred compensation plan for a select group of management or highly compensated employees, within the meaning of Secs 201(2), 301(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.

All payments made in accordance with the terms of the Plan shall be made from the general assets of the Company, provided, however, that the Company may establish and fund a trust in order to aid it in providing payments due under the terms of the Plan.

The Plan as herein restated shall apply to elections with respect to compensation earned after December 31, 2004 and shall be deemed to be a new plan for purposes of Sec. 409A of the Code and Sec. 885 of the American Jobs Creation Act of 2004.

ARTICLE 1

DEFINITIONS

1.01       Board shall mean the Board of Directors of the Company.

1.02       Beneficiary shall mean the person or entity designated by a Participant to receive the proceeds of his Deferral Account in the event of his death prior to the complete distribution thereof.

1.03       Bonus shall mean the amount that would become payable to an Eligible Employee with respect to a calendar year under a Participating Employer’s annual bonus arrangement applicable to such Eligible Employee, on the basis of performance and such other factors as might be taken into account under such arrangement, prior to any reduction of such amount on account of a Deferral Election.

1.04       Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.05       Committee shall mean the individuals designated by the Chief Executive Officer of the Company to administer the Plan.

1.06       Company shall mean Curtiss-Wright Corporation or any successor, by merger, purchase, or otherwise, with respect to its employees.

1.07       Deferral Account shall mean the account maintained on behalf of a Participant under Section 3.02, to which shall be credited the Participant's Deferral Amounts and all earnings attributable to such Deferral Amounts.

1.08       Deferral Amount shall mean, with respect to each Participant, the total amount of Salary, Bonus, and Long Term Incentive Award that is subject to his Deferral Election for a Plan Year.

1.09       Deferral Election shall mean the irrevocable election made by a Participant to defer a portion of his Salary, Bonus or Long Term Incentive Award for a Plan year, in accordance with Section 3.01.

1.10       Eligible Employee shall mean an employee of a Participating Employer who satisfies the requirements of Section 2.01 for participation in the Plan, provided, however, that in no event shall a non-resident alien employee of a Participating Employer be an eligible Employee.

1.11       Effective Date shall mean November 18, 1997, provided however, that the first Deferral Elections permitted under the Plan related to Salary, Bonus, or Long Term Incentive Awards for 1998, and provided further, however, that the effective date of this Restated Plan shall be December 1, 2004 and the first Deferral Elections permitted under this Restated Plan shall relate to Salary, Bonus, or Long Term Incentive Awards for 2005.

1.12       ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.13       Long Term Incentive Award  shall mean the amount that would become payable to an Eligible Employee with respect to any award period, under a Participating Employer’s long term incentive plan, on the basis of performance and such other factors as may be taken into account under the long term incentive plan for such period, determined without regard to any amount that is payable in the form of stock in the Company or options to buy stock in the Company, prior to any reduction of such amount on account of a Deferral Election.

1.14       Participant shall mean an Eligible Employee who has made one or more Deferral Elections in accordance with Section 3.01 and on whose behalf a Deferral Account has been established.

1.15.      Participating Employer shall mean the Company and any corporation of which the Company owns at least a majority of the capital stock and which, with the approval of the Company, adopts the Plan with respect to its own employees.

1.16       Plan shall mean this Curtiss-Wright Corporation Executive Deferred Compensation Plan, as in effect from time to time. For purposes of Sec. 409A of the Code and Sec. 885 of the American Jobs Creation Act of 2004, this Restated Plan shall be deemed to be a new Plan.

1.17       Plan Year shall mean the calendar year.

1.18       Salary  shall mean the salary and any sales commission payable to an Eligible Employee by a Participating Employer for a calendar year, determined without regard to any reduction thereof in accordance with Sec. 125 or Sec. 401(k) of the Code, prior to any reduction of such amount on account of a Deferral Election. The term Salary shall not include any amount paid as a retainer or as payment for services as an independent contractor.

ARTICLE 2

ELIGIBILITY AND PARTICIPATION

2.01 Eligibility.

An employee of a Participating Employer shall be an Eligible Employee and shall be eligible to participate in the Plan for a Plan Year if the sum of his Salary, Bonus, and other compensation taken into account under Sec. 415(c)(3) of the Code for the preceding Plan Year exceeds the amount specified in Sec. 414(q)(1)(B)(i) of the Code. For purposes of this section, any compensation paid to an employee by an entity that has become a Participating Employer or has been acquired by a Participating Employer shall be taken into account in the same manner as compensation paid by a Participating Employer.

2.02 Participation.

(a)          An Eligible Employee shall become a Participant in the Plan upon his completion of a Deferral Election in accordance with Section 3.01. Each Deferral Election shall remain in effect for the Plan Year to which it relates and shall cease to be effective at the end of such Plan Year, provided, however, that the portion of Deferral Election that applies to a Long Term Incentive Award shall remain in effect throughout the period to which such Long Term Incentive Award relates.

(b)          A Participant who has made a Deferral Election for a Plan Year shall be eligible to make a Deferral Election for a subsequent Plan Year if and only if he is then an Eligible Employee.

(c)          An Eligible Employee who has made a Deferral Election shall continue to be a Participant in the Plan until the entire balance of his Deferral Account has been distributed to him.

2.03 Suspension of Deferral Elections.

(a)          Notwithstanding the provisions of Sections 2.02(a) and 3.01, a Participant may, in the event of an unforeseeable emergency, request a suspension of his Deferral Election under the Plan. The request shall be made in the time and manner specified by the Committee and shall be effective as specified by the Committee.

(b)          In the event that a Participant's Deferral Election is suspended during a Plan Year, on account of an unforeseeable emergency, such suspension shall remain in effect for the remainder of such Plan Year, provided, however, that, in no event shall the amount payable to the Participant as a result of the suspension of his Deferral Election exceed the amount necessary to satisfy such emergency.

(c)          For purposes of this Section, the term "unforeseeable emergency" shall have the meaning specified in Section 4.05(b).

2.04 Designation of Beneficiary.

(a)          Each Eligible Employee shall designate a Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan in the event of his death. The designation shall be made in the manner specified by the Committee. In the event that an Eligible Employee fails to designate a Beneficiary, or in the event that no designated Beneficiary survives an Eligible Employee, his estate shall be deemed to be his Beneficiary.

(b)          A Participant may, from time to time, revoke or change his designation of Beneficiary, without the consent of any prior Beneficiary, by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling, provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant's death.

ARTICLE 3

DEFERRALS AND DEFERRAL ACCOUNTS

3.01 Deferral Elections.

(a)          Prior to the first day of each Plan Year, each Eligible Employee shall be permitted to make an irrevocable Deferral Election. Such Deferral Election shall be in writing, on forms provided by the Committee, or by such electronic means as the Committee may authorize, and shall be filed at the time specified by the Committee.

(b)          An Eligible Employee's Deferral Election shall specify the percentage of Salary or Bonus otherwise payable to him in or with respect to such Plan Year and the percentage of the Long Term Incentive Award otherwise payable to him with respect to an award period commencing in such Plan Year that he wishes to defer, provided, however, that:

(i) the percentage of his Salary that an Eligible Employee may elect to defer shall not exceed 25%;

(ii) the percentage of his Bonus that an Eligible Employee may elect to defer shall not exceed 50%; and

(iii) the percentage of his Long Term Incentive Award that an Eligible Employee may elect to defer shall not exceed 50%.

(c)          The Deferral Election shall specify that the Company will reduce the amounts of Salary, Bonus, or Long Term Incentive Award otherwise payable to the Eligible Employee by the percentage specified in such Deferral Election and that the Deferral Amounts shall instead be credited to his Deferral Account under the Plan.

(d)          The Deferral Amounts specified in a Participant’s Deferral Election shall be payable as provided in Article 4.

3.02 Deferral Accounts.

(a)          The Company shall establish on its books a Deferral Account for each Participant.

(b)          A Participant's Deferral Account shall be credited with a Deferral Amount equal to the percentage of his Salary, Bonus, or Long Term Incentive Award, as applicable, specified in his Deferral Election. Such Deferral Amounts shall be credited as of the first day of the calendar quarter that includes the date on which the specified percentages of Salary, Bonus, or Long Term Incentive Award would have been paid to the Participant in the absence of a Deferral Election, provided, however, that for purposes of Section 3.03, the portion of a Participant’s Bonus that is subject to a Deferral Election shall be credited as of the first day of the Plan Year following the Plan Year to which such Bonus relates and the portion of a Participant’s Long Term Incentive Award that is subject to a Deferral Election shall be credited as of the first day of the Plan Year following the latest calendar year to which such Long Term Incentive Award relates.

3.03 Crediting of Earnings to Deferral Accounts.

(a)          Each Participant's Deferral Account shall be credited with an annual rate of earnings equal to the sum of (i) the average annual rate of interest payable on United States Treasury Bonds of 30 years maturity, as of the last month of the preceding calendar year, as determined by the Federal Reserve Board, plus (ii) 2%. Earnings shall be credited to Deferral Accounts on a quarterly basis and shall be based on the balance of the Deferral Account as of the first day of the calendar quarter.

(b)          The Committee may, in its discretion, modify the rate of earnings to be credited to Deferral Accounts. Any such modification shall apply only to Deferral Amounts attributable to Deferral Elections for Plan Years beginning subsequent to the date on which the Committee provides notice to the Eligible Employees of such modification.

3.04 Records and Statements of Deferral Accounts.

The Committee shall maintain, or cause to be maintained, records showing the balances of each Participant's Deferral Account. At least once a year, a Participant shall be furnished with a statement setting forth the balance of his Deferral Account.

ARTICLE 4

PAYMENT OF DEFERRAL ACCOUNTS

4.01 Options for Time and Form of Payment of Deferral Account.

(a)        Subject to the provisions of subsection (c), a Participant may irrevocably specify in any Deferral Election under the Plan that the Deferral Amount resulting from such Deferral Election, plus any earnings attributable thereto, in accordance with Section 3.03, shall be paid to him in a single sum in the first quarter of either the third calendar year or the fifth calendar year following the Plan Year to which such Deferral Election relates.

(b)        Subject to the provisions of subsection (c), a Participant may irrevocably specify in a Deferral Election under the Plan that the Deferral Amount resulting from such Deferral Election shall be paid to him upon his retirement or termination of employment from the Company, at or after his attainment of age 55, in accordance with the provisions of Section 4.02.

(c)        In the event that (i) a Participant who has made an election in accordance with subsection (a) terminates from the employ of the Company, or dies, before payment is made pursuant thereto, or (ii) a Participant who has made an election in accordance with subsection (b) terminates from the employ of the Company prior to the attainment of age 55, then, notwithstanding the terms of his election made in accordance with subsection (a) or subsection (b), payment of his Deferral Account shall be made in accordance with Section 4.03, or 4.04, as applicable.

(d)         A Participant who has made a Deferral Election with respect to a Plan Year beginning after December 31, 2004, that included a specification in accordance with subsection (a) of the year in which the Deferral Amount resulting from such Deferral Election shall be paid may make a subsequent election to extend the period of such deferral by 5 years. An election in accordance with this subsection shall be effective only if made prior to the first day of the calendar year preceding the calendar year in which payment was scheduled to be made pursuant to his specification in accordance with subsection (a); for purposes of subsection (c) and for purposes of Sections 4.02 and 4.03, such election shall be deemed to be an election in accordance with subsection (a).

4.02 Payment at Retirement.

(a)          A Participant who makes a Deferral Election pursuant to Section 4.01(b) that the Deferral Amount resulting from such Deferral Election shall be paid to him upon retirement or termination from the employ of the Company at or after his attainment of age 55, may further irrevocably elect that such amount shall be paid to him in annual installments over a specified period of 5, 10, or 15 years, or will be paid to him in a single sum, in the first quarter of the calendar year following the year in which he retires or terminates, provided, however, that the first election made by a Participant under this subsection shall apply to all later elections made by the Participant under Section 4.01(b) and to the Deferral Amount resulting from any Deferral Election made prior to January 1, 2004 in which the Participant did not make an election in accordance with Section 4.01(a).

(b)          A Participant who has specified the installment form of payment described in subsection (a) and who retires from the employ of the Company at or after his attainment of age 55 shall receive in the first quarter of each calendar year, beginning with the year following the year in which he retired, an amount determined by dividing the balance of his Deferral Account as of the last day of the calendar year preceding the year of payment, by the number of years remaining in the installment payment period, provided, however, that the amount of the initial installment shall be determined after subtracting from the Deferral Account any portion thereof which is not subject to an installment payment election under subsection (a) and provided further, however, that no payment shall be made earlier than the time permitted by Section 4.06.

(c)          In the event of the death of a Participant who is in receipt of installment payments in accordance with subsection (b), the remaining balance of his Deferral Account shall be paid to his Beneficiary in a single sum.

(d)          The Deferral Account of a Participant who has elected the installment form of payment shall continue to be credited with earnings, in accordance with Section 3.03 during such installment payment period.

4.03 Payment upon Termination of Employment.

(a) In the event that a Participant terminates from the employ of the Company prior to attaining age 55 the balance of his Deferral Account would be payable to him in accordance with his or her election under Section 4.01(a) or 4.01(b), the balance of his Deferral Account shall be paid to him in a single sum in the calendar quarter following the quarter in which occurred his termination of employment, except as may be otherwise required in accordance with Section 4.06.

(b) In the event that a Participant terminates from the employ of the Company at or after attaining age 55 the balance of his Deferral Account would be payable to him in accordance with his or her election under Section 4.01(a), the balance of his Deferral Account shall be paid to him in a single sum in the first quarter of the calendar year following the year in which he or she retires or terminates, except as may be otherwise required in accordance with Section 4.06.

4.04 Payment upon Death.

In the event of the death of a Participant prior to his receipt of the payment of his Deferral Account, the balance of his Deferral Account shall be paid to his Beneficiary in a single sum in the calendar quarter following the quarter in which his death occurred.

4.05 Payment upon Incurrence of Unforeseeable Emergency.

(a)          If, upon the application of a Participant, the Committee determines that he has incurred a unforeseeable emergency, the Committee may direct the payment of all or a portion of the balance of his Deferral Account. The amount paid shall not exceed the amount reasonably necessary to meet the unforeseeable emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the payment, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant's assets, to the extent that such liquidation itself would not cause a severe financial hardship, or by cessation of deferrals in accordance with Section 2.03(a).

(b)          For purposes of this Section, the term "unforeseeable emergency" shall mean a severe financial hardship resulting from the unexpected illness or accident of the Participant or a dependent, within the meaning of Sec. 152(a) of the Code, loss of the Participant's property due to casualty, or other similar extraordinary circumstances arising as a result of events beyond the control of the participant.

4.06 Special Rule for Key Employees.

Notwithstanding any provision hereof, in no event shall any portion of the Deferral Account of a Participant who is a “key employee” within the meaning of Sec. 416(i) of the Code for the year in which occurs his termination of employment or the immediately preceding year be paid prior to six months after the date of his termination of employment.

ARTICLE 5

GENERAL PROVISIONS

5.01 Funding.

(a)          All amounts payable in accordance with the Plan shall constitute general, unsecured obligations of the Company. Such amounts, as well as any administrative expenses related to the Plan, shall be paid out of the general assets of the Company, except to the extent that they may be paid from a trust fund described in subsection (c).

(b)          The Company shall have no obligation to invest any portion of its assets in any type of investment or investment fund, notwithstanding any reference to specific rates for crediting earnings on Deferral Account in accordance with Section 3.03.

(c)          The Company may, in its sole discretion, establish a grantor trust to facilitate payment to Participants under the Plan. Any assets of any such trust shall be held separate and apart from other assets of the Company and shall be used exclusively for the purposes set forth in the applicable trust agreement, subject to the following conditions:

(i) The creation or any such trust or the contribution of assets thereto shall not cause the Plan to be other than "unfunded" for purposes of Secs. 201(2), 301(3), and 401(a)(1) of ERISA.

(ii) The company shall be treated as the "grantor" of any such trust for purposes of Sec. 677 of the Code.

(iii) The trust agreement shall specify that the assets of any such trust may be used to satisfy claims of the Company's general creditors.

5.02 No Contract of Employment.

The establishment of the Plan, and any elections made by Eligible Employees hereunder, shall not be construed as conferring any legal rights upon any person for continuation of employment, nor shall the establishment of the Plan interfere with the rights of the Company to discharge any employee and to treat him without regard to the effect which such treatment might have upon him as a Participant in the Plan.

5.03 Tax Withholding.

(a) The Company shall have the right to deduct from each payment made under the Plan any amount required to be withheld for taxes.

(b) Notwithstanding any provision hereof, the Company may, to extent permitted or required by the Code, take into account any amount that is the subject of a Participant’s Deferral Election in determining the amount to be withheld from the Participant’s compensation for taxes.

5.04 Facility of Payment.

In the event that the Committee shall find that a Participant is unable to care for his affairs because of illness or accident, the Committee may direct that any payment due him, unless claim shall have been made therefor by a duly appointed legal representative, be paid to his spouse, a child, a parent, or other blood relative, or to a person with whom he resides, and any such payment shall be a complete discharge of the liabilities of the Plan.

5.05 Nonalienation.

No amount due under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void, nor shall any such amount be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable to or subject to the debts, contracts, liabilities, engagements or torts of any Participant, except to the extent required by applicable law.

5.06 Rules of Construction.

(a)          The Plan shall be governed and construed in accordance with the laws of the State of New Jersey, without regard to its rules on conflicts of laws.

(b)          The masculine pronoun shall include the feminine and the singular number shall include the plural, except to the extent that the context otherwise requires.

ARTICLE 6

ADMINISTRATION

6.01 Appointment of Committee.

The Chief Executive Officer of the Company shall appoint the Committee that shall be responsible for the administration of the Plan. The Chief Executive Officer, in his sole discretion, may remove any member of the Committee and may appoint a new member or members to the Committee.

6.02 Authority and Duties of Committee.

In addition to the specific authority granted to and the specific duties imposed upon the Committee hereunder, the Committee shall have the exclusive authority to establish rules for the operation of the Plan, which rules shall be in writing and shall have the exclusive authority to interpret the Plan. The decision of the Committee on any disputed question shall be final.

6.03 Claims Procedure.

The Committee shall establish a procedure for claims to benefits under the Plan, which procedure shall comply with the requirements of Sec. 503 of ERISA.

ARTICLE 7

AMENDMENT OR TERMINATION

7.01 Authority of the Board.

The Board reserves the right to modify or amend, in whole or in part, or to terminate the Plan at any time. However, no modification or termination of the Plan shall adversely affect the right of any Participant to receive the amounts credited to his Deferral Account in accordance with the terms of the Plan as in effect prior to the date of modification, amendment, or termination.

7.02 Authority of the Committee.

The Board hereby delegates authority to the Committee to modify or amend, in whole or in part, the Plan provided such amendment or amendments are required by changes in the law or have no material financial impact on the Corporation.